Exhibit 99.1


                         BALCHEM CORPORATION (AMEX: BCP)
                         -------------------------------
    Reported as follows (unaudited) for the quarter ended September 30, 2005
                ($000 Omitted Except for Net Earnings Per Share)

 All per share information has been adjusted to reflect the three for two stock split effected in the form of a 50% stock dividend declared on December 16, 2004 and paid on January 20, 2005.

                    For the Three Months Ended September 30,
                    ----------------------------------------


                                                    2005         2004
                                                    ----         ----

          Net sales                               $ 21,145    $ 17,356
          Gross profit                               7,649       6,219
          Operating expenses                         2,918       2,789
                                                  --------    --------
          Earnings from operations                   4,731       3,430
          Other (income) expense                      (126)         39
                                                  --------    --------
          Earnings before income tax expense         4,857       3,391
          Income tax expense                         1,833       1,231
                                                  --------    --------
          Net earnings                            $  3,024    $  2,160
                                                  ========    ========

          Basic net earnings per common share     $   0.39    $   0.29
          Diluted net earnings per common share   $   0.37    $   0.28


                     For the Nine Months Ended September 30,
                     ---------------------------------------


                                                    2005         2004
                                                    ----         ----

          Net sales                               $ 59,969    $ 49,449
          Gross profit                              21,943      17,855
          Operating expenses                         8,902       8,308
                                                  --------    --------
          Earnings from operations                  13,041       9,547
          Other (income) expense                      (231)         88
                                                  --------    --------
          Earnings before income tax expense        13,272       9,459
          Income tax expense                         4,950       3,482
                                                  --------    --------
          Net earnings                            $  8,322    $  5,977
                                                  ========    ========

          Basic net earnings per common share     $   1.08    $   0.80
          Diluted net earnings per common share   $   1.04    $   0.78

          New All Time Quarterly Records In Net Sales And Net Earnings
          ------------------------------------------------------------

      Net sales of $21.1 million and net earnings of $3.0 million set new quarterly records for the period ending September 30, 2005, and reflect increases of 21.8% and 40% respectively over the prior year comparable quarter. These strong results were achieved by continued growth in the core segments of Balchem combined with the recent acquisition of certain assets of Loders Croklaan. These results generated a diluted earnings per share increase of 32.1%, or $0.37 per share, for this third quarter of 2005 versus $0.28 per share for the comparable quarter of the prior year, also setting a new all time quarterly record.

      In the third quarter of 2005, all three segments of the company reported improved sales and earnings. The ARC Specialty Products segment generated earnings from operations of $2.8 million on third quarter sales of $7.4 million. Net sales were 2.5% higher than the prior year comparable quarter and earnings from operations were 5.5% higher, driven principally by increased sales volume of packaged ethylene oxide and propylene oxide. The BCP Ingredients segment realized record sales of $5.3 million, increasing 43.7% over the prior year comparable quarter, with continued strong sales volumes in dry and aqueous choline products for the poultry and swine industries. Earnings from operations for this segment improved 142.3% to $0.94 million as compared to $0.39 million in the prior year comparable quarter. Sales of the Encapsulated/Nutritional Products segment were $8.5 million in the period, an increase of 30.7% from the prior year comparable quarter, including $1.8 million of sales from the Loders Croklaan acquisition noted above. The domestic food market in the Encapsulated/Nutritional Products segment was quite strong; however, this growth was offset partially by some slowness in the nutritional supplement area. Earnings from operations for this segment improved to $0.95 million in the current quarterly period as compared to $0.35 million in the comparable quarter of the prior year.

      Consolidated gross profit for the quarter ended September 30, 2005 was $7.6 million, an increase of 23.0% compared to $6.2 million for the prior year comparable period, due largely to the above noted increase in sales. Gross profit, as a percentage of sales, improved to 36.2% from 35.8% due to improved manufacturing efficiencies and favorable product mix. Operating (Selling, R&D, and Administrative) expenses were $2.9 million, as compared to $2.8 million for the prior year comparable quarter, declining to approximately 13.8% of net sales from 16.1% of net sales in the comparable quarter of the prior year.

      For the nine months ended September 30, 2005, net sales have increased 21.3% to $60.0 million compared to $49.5 million in the comparable prior year period. Net earnings have increased 39.2% to $8.3 million, or $1.04 per diluted share, compared to net earnings of $6.0 million, or $0.78 per diluted share, in the prior year comparable period.

      Balance sheet ratios and cash flow continue to be strong. Our September 30, 2005 balance sheet reflects total net cash and investments of $10.7 million after recognition of the previously noted acquisition of certain assets of Loders Croklaan. The company has no long-term debt and shareholder equity increased to $60.1 million.

Outlook
      Commenting on the outlook for 2005, Dino A. Rossi, President and CEO of Balchem, said "We are very pleased with the overall growth of all segments of the business, and are especially pleased with the integration and the immediate accretive results of the select Loders Croklaan assets acquired. We are now being confronted with higher raw material costs due to the well publicized effects of natural gas and other petrochemical derivative products. We will continue to aggressively position ourselves with our supply chain providers to keep these costs as low as possible and introduce price increases with our customers prudently. However, new product introductions, volume improvements, continued manufacturing efficiencies and the ability to leverage off of our existing operating structure should help us to achieve comparable double-digit growth in the fourth quarter versus the prior year comparable quarter. We will continue to build on our enhanced technology capabilities in the food, pharmaceutical and nutritional markets, as well as seeking more strategic alliances, joint ventures or acquisitions for each of the segments to complement our growth objectives."

Quarterly Conference Call
      A quarterly conference call will be conducted on Wednesday, October 26, 2005 at 2:00 PM Eastern Time (ET) to review third quarter 2005 results (for the period ending September 30, 2005). Dino A. Rossi, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the call by dialing toll-free (877) 407-8289, or local (201) 689-8341, five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through November 4, 2005, by dialing toll-free (877)660-6853, or local (201) 612-7415, and using account #298 and conference ID #172472. This press release, and its accompanying financial exhibits, will also be available on the company website, www.balchem.com, prior to the conference call.
---------------

Segment Information
      Balchem Corporation consists of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional Products segment provides proprietary microencapsulation and agglomeration solutions to a variety of applications in the food, pharmaceutical and human nutrition marketplaces. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements
      This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2004. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.


Contact:  Karin McCaffery, Telephone: 845-326-5635

                             Selected Financial Data
                                  ($ in 000's)
Business Segment Net Sales:
================================================================================
                                        Three Months Ended     Nine Months Ended
                                           September 30,         September 30,
                                          2005       2004       2005       2004
--------------------------------------------------------------------------------
Specialty Products                      $ 7,352    $ 7,171    $22,088    $21,315
Encap/Nutritional Products                8,503      6,504     23,131     18,527
BCP Ingredients                           5,290      3,681     14,750      9,607
--------------------------------------------------------------------------------
Total                                   $21,145    $17,356    $59,969    $49,449
================================================================================

Business Segment Earnings (Loss):
--------------------------------------------------------------------------------
                                      Three Months Ended       Nine Months Ended
                                         September 30,           September 30,
                                        2005       2004        2005       2004
--------------------------------------------------------------------------------
Specialty Products                    $ 2,846    $ 2,697     $ 8,377    $ 7,795
Encap/Nutritional Products                945        345       2,431        901
BCP Ingredients                           940        388       2,233        851
Other income (expense)                    126        (39)        231        (88)
--------------------------------------------------------------------------------
Earnings bef. income taxes            $ 4,857    $ 3,391     $13,272    $ 9,459
================================================================================

Selected Balance Sheet Items
                                                   September 30,    December 31,
                                                      2005             2004
                                                      ----             ----
Cash                                               $   10,723       $   12,734
Accounts Receivable                                    10,311            7,996
Inventories                                             8,761            6,319
Other Current Assets                                    1,036            2,163
                                                   ----------       ----------
Current Assets                                         30,831           29,212

Property, Plant, & Equipment (net)                     24,499           24,188
Other Assets                                           15,482            7,005
                                                   ----------       ----------
Total Assets                                       $   70,812       $   60,405
                                                   ==========       ==========

Current Liabilities                                $    6,063       $    5,707
Other Long-Term Obligations                             4,627            4,464
                                                   ----------       ----------
Total Liabilities                                      10,690           10,171

Stockholders' Equity                                   60,122           50,234
                                                   ----------       ----------
Total Liability and Stockholders' Equity           $   70,812       $   60,405
                                                   ==========       ==========